Exhibit 99.1

FiscalNote Announces and Completes the Sale of FrontierView to

Oxford Economics, Sharpening Focus on Core Policy Business

Transaction Further Simplifies the Core Business, Drives Operating Efficiencies, and

Strengthens the Balance Sheet

FiscalNote Updates Full-Year 2026 Guidance to Reflect the Transaction; Outlook for

Core Policy Business Unchanged

WASHINGTON, D.C. – August 27, 2026 – FiscalNote Holdings, Inc. (OTCID: NOTE) (“FiscalNote” or the “Company”), a global leader in AI-driven policy and regulatory intelligence, today announced the successful divestiture of FrontierView, its market intelligence business, to Oxford Economics, the world’s foremost independent economic advisory firm. The transaction sharpens FiscalNote’s focus on its core policy and regulatory intelligence business and its flagship platform, PolicyNote, while simplifying operations and strengthening the Company’s balance sheet.

In connection with the divestiture, FiscalNote is updating the full-year 2026 guidance issued on August 10, 2026 to reflect the removal of FrontierView from its results as of the closing date. On this basis, the Company now expects full-year 2026 revenue of $74 to $76 million and adjusted EBITDA of $8 to $10 million. This revision does not represent any change in the Company’s expectations for its core Policy business.

The divestiture concentrates FiscalNote’s resources on the differentiated, proprietary assets at the heart of its business — the legislative, regulatory, and policy intelligence delivered through PolicyNote and powered by the decades of trusted analysis behind CQ and Roll Call. It continues the Company’s strategy of focusing on its core, reducing complexity, and driving operating efficiency.

“FrontierView is a strong business with a talented team, and Oxford Economics is the right home for this team and their clients,” said Key Compton, President and Chief Executive Officer of FiscalNote. “For FiscalNote, this sale reflects the discipline we’re applying across the company which is focused on an operating model built around the proprietary policy and regulatory intelligence our customers can’t get anywhere else. The divestiture also simplifies our business, strengthens our balance sheet, and concentrates our resources on the core, where we see the clearest path to durable growth.”

About FiscalNote

FiscalNote (OTCID: NOTE), the global leader in AI-driven policy intelligence, delivers its deep expertise in legislative tracking, regulatory analysis, and stakeholder engagement through PolicyNote, its flagship platform. Built to ensure the most complete, real-time view of the policy landscape, PolicyNote delivers synthesized, expert-driven analysis integrated with AI-powered monitoring, fueled by the trusted analysis and reporting of CQ and Roll Call, and the grassroots mobilization power of VoterVoice. From the committee room to the board room, FiscalNote’s PolicyNote Suite ensures every user has the unmatched clarity and speed needed to understand and impact policy.

About Oxford Economics

Oxford Economics is the world’s foremost independent economic advisory firm. Covering over 200 countries, 100 industrial sectors, and 8,000 cities and regions, we provide rigorous economic analysis and forecasting to empower leaders to make faster, more confident decisions in an uncertain world.

Contacts

Media

Yojin Yoon

press@fiscalnote.com

Investor Relations

Jon Slabaugh

ir@fiscalnote.com

Source: FiscalNote